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                                                                     Exhibit 2.2
                              FIRST AMENDMENT TO
                        AGREEMENT FOR PURCHASE AND SALE
                      OF PROPERTY AND ESCROW INSTRUCTION

         This FIRST AMENDMENT TO AGREEMENT FOR PURCHASE OF SALE OF PROPERTY AND ESCROW INSTRUCTIONS ("Amendment") is made as of May 12, 2000 by and between BOEING REALTY CORPORATION, a California corporation (successor in interest to McDonnell Douglas Realty Company) ("Seller"), and POWERWAVE TECHNOLOGIES, INC., a Delaware corporation ("Buyer"), based upon the following facts:

                                R E C I T A L S
                                - - - - - - - -

         A. Buyer and Seller are parties to that certain Agreement for Purchase and Sale of Property and Escrow Instructions dated as of May 9, 2000 (the "Purchase Agreement") and the escrow opened in connection therewith with Chicago Title Insurance Company, Escrow No. 203023115-M19 (the "Escrow"), covering that certain improved real property located in the City of Santa Ana, County of Orange, California and more particularly described in the Purchase Agreement.

         B. Buyer and Seller desire to modify the Purchase Agreement and the Escrow as set forth in this Amendment.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Amendment, Buyer and Seller agree as follows (all capitalized terms not otherwise defined in this Amendment shall have the same meanings that they have in the Purchase Agreement):

ITEM 2.  Purchase Price.  The Purchase Price, as defined in Section 1.2 of the
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         Purchase Agreement, is hereby reduced by Two Hundred Thousand Dollars
         ($200,000) from "Thirty-Five Million Five Hundred Thousand Dollars ($35,500,000)" to "Thirty-Five Million Three Hundred Thousand Dollars ($35,300,000)".

ITEM 3.  Deposit.  The Deposit, as defined in Section 1.3(a) of the Purchase
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         Agreement, is hereby increased by Four Million Dollars ($4,000,000)
         from "One Million Dollars ($1,000,000)" to "Five Million Dollars ($5,000,000)". Section 1.3(a) of the Purchase Agreement is hereby further amended to provide that the additional portion of the increased Deposit shall be deposited into Escrow in immediately available funds on or before May 15, 2000.

ITEM 4.  Governmental Compliance.  Section 3.1(d) of the Purchase Agreement is
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         hereby deleted in its entirety and the following shall be inserted in lieu thereof. "Except for the Preliminary Structural Evaluation of Existing Building report dated May 4, 2000 which was prepared by DASSE for BUYER, which alleges possible deficiencies in the construction of the Building, and the additional letter from DASSE dated May 9, 2000, both of which were delivered to SELLER by BUYER on May 10, 2000, no notices of violation of governmental regulations, ordinances or laws relating to the Property currently have been received by SELLER or, to SELLER's knowledge, entered against SELLER, and, except as disclosed above, to SELLER's knowledge, no such violations exist."

ITEM 5.  No Other Amendments.  Except as amended by the provisions of this
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         Amendment, the Purchase Agreement continues unmodified and in full force and effect.
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ITEM 6.  Attorneys' Fees.  In the event of any action, proceeding or arbitration
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         instituted by or between the parties in connection with this Amendment, then as between Seller and Buyer the prevailing party shall be entitled to recover from the nonprevailing party all of its costs and expenses, including, without limitation, court costs, costs of appeals, attorneys' fees and disbursements actually and reasonably incurred.

ITEM 7.  Counterparts.  This Amendment may be executed in one or more
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         counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date first written above.

                                     SELLER:
                                     BOEING REALTY CORPORATION
                                     a California corporation

                                     By:    /s/ STEPHEN J. BARKER
                                         --------------------------------------
                                            Its:  Director Business Operations


                                     BUYER:

                                     POWERWAVE TECHNOLOGIES, INC.,
                                     a Delaware corporation

                                     By:    /s/ KEVIN T. MICHAELS
                                         --------------------------------------
                                            Its:  Chief Financial Officer

                                     By: ______________________________________
                                            Its: ______________________________